EXHIBIT 3.2

BYLAWS
OF
OLD POINT FINANCIAL CORPORATION

ARTICLE I

STOCKHOLDERS

Section 1.1          Annual Meeting. The annual meeting of the stockholders of Old Point Financial Corporation (the "Corporation") for the election of directors and for the transaction of such other business authorized or required to be transacted by the stockholders shall be held in Hampton, Virginia, at the main office of The Old Point National Bank of Phoebus, or at any other location within or outside of the Commonwealth of Virginia authorized by the Board of Directors, on the fourth Tuesday in May of each year (or on such other day and/or in such other month as may be fixed by the Board of Directors), at such hour as may be specified in the notice thereof.

Section 1.2          Special Meetings. Special meetings of the stockholders for any purpose or purposes shall be held whenever called by the Chairman of the Board, or by the President if there is no Chairman of the Board, or by the Board of Directors or by the holders of not less than 25% of all of the shares entitled to vote at the meeting.

Section 1.3          Notice of Meetings. Notice of the annual or any special meeting shall be given at least ten days, and not more than 60 days, prior to the date of the meeting to each registered stockholder at his address as the same appears on the books of the Corporation. If the meeting shall be called to act on an amendment to the Articles of Incorporation or on a plan of merger, consolidation or exchange, or on a reduction of stated capital, or upon a proposed sale of all or substantially all of the assets of the Corporation, notice shall be given not less than 25 nor more than 60days before the date of the meeting, and such notice shall be accompanied by a copy of the proposed amendment or plan of merger, consolidation, or exchange, or the proposed plan for reduction of capital.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation, under any provision of the Virginia Stock Corporation Act (the "VSCA"), the Articles of Incorporation or these Bylaws, shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this paragraph shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting when such notice is directed to the record address of the stockholder or to such other address at which the stockholder has consented to receive notice, upon the later of such posting or the giving of such separate notice; and (4) if by any other form of electronic transmission, when consented to by the stockholder.

Section 1.4          Business Conducted at Meetings.

(a)          To be properly brought before an annual meeting of stockholders, any business (other than director nominations, which is addressed in Section 1.4(b)) must be (i) specified in the Corporation's notice of meeting (or any supplement thereto), (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a stockholder (A) who is a stockholder of record of the Corporation (and with respect to any beneficial owner, if different, on whose behalf such proposal of business is made, only if such beneficial owner was the beneficial owner of shares of the Corporation) on the date of the notice provided in this Section 1.4(a) and at the time of the annual meeting, (B) who is entitled to vote at the annual meeting, and (C) who complies with the notice procedures set forth in this Section 1.4(a).

For business to be considered properly brought before the annual meeting by a stockholder, such stockholder must, in addition to any other applicable requirements, have given timely notice of such stockholder's intent to bring such proposed business before such meeting and any such business must constitute a proper matter for stockholder action. To be timely, a stockholder's notice must be in proper written form and must be delivered or mailed to and received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the commencement of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

To be in proper form, a stockholder's notice to the Secretary shall set forth the matters referenced in Section 1.4(c).

For the avoidance of doubt, the foregoing Section 1.4(a) shall be the exclusive means for a stockholder to present proposals (except proposals submitted in accordance with the eligibility and procedural requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and included in the Corporation's proxy statement) for consideration by the stockholders at any annual meeting. The chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that the proposed business was not properly brought before the meeting in accordance with the provisions of this Section 1.4(a), and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(b)          Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Articles of Incorporation. To be properly brought before an annual meeting of stockholders, nominations for the election of directors must be (i) specified in the Corporation's notice of meeting (or any supplement thereto), (ii) made by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation (A) who is a stockholder of record of the Corporation (and with respect to any beneficial owner, if different, on whose behalf such nomination is made, only if such beneficial owner was the beneficial owner of shares of the Corporation) on the date of the notice provided in this Section 1.4(b) and at the time of the annual meeting, (B) who is entitled to vote at the annual meeting and (C) who complies with the timely notice procedures set forth in this Section 1.4(b).

To be timely, a stockholder's notice must be in proper written form and must be delivered or mailed to and received by the Secretary of the Corporation at the principal executive offices of the Corporation, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the commencement of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting of stockholders, or the announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

Notwithstanding anything contrary in the previous paragraph, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholders' notice required by this Section 1.4(b) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(c)          To be in proper form for purposes of Section 1.4, a stockholder's notice to the Secretary shall set forth:

(i)          if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting: (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any interest of such stockholder and beneficial owner, if any, in such business, (B) the complete text of any resolutions intended to be presented at the meeting, and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment; and (C) a description of all agreements, arrangements and understandings between such stockholder, beneficial owner, if any, and any (i) affiliate or person acting in concert with such stockholder or beneficial owner and (ii) director, officer, employee, general partner or manager of such stockholder or beneficial owner or any such affiliate or person with which such stockholder or beneficial owner is acting in concert of such stockholder or beneficial owner, if any (each, an "Associated Person"), and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(ii)          as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person (currently and for the past five years), (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such person, (D) a questionnaire (provided by the Corporation to the stockholder upon request) completed by the nominee that, among other things, inquires into such person's independence, (E) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (F) a written representation and agreement (in the form provided by the Corporation upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that has not been disclosed to the Corporation or (b) any agreement, arrangement or understanding described in Section 1.4(c)(ii)(F)(i)(a) that could limit or interfere with such person's ability to comply, if elected as a director of the Corporation, with such person's fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, and (iii) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies, all federal and state bank regulatory requirements and other guidelines of the Corporation, and (G) any other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and the Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee. Notwithstanding the foregoing, no disclosure shall be required with respect to ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is proposing business solely as a result of being the stockholder of record or nominee holder that is directed to prepare and submit the stockholder's notice required by these Bylaws on behalf of a beneficial owner; and

(iii)          as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf each proposal or nomination is made: (A) the name and address of such stockholder, as they appear on the Corporation's books, of such beneficial owner, if any, and of each Associated Person; (B)(i) the class or series and number of shares of the Corporation which are, directly or indirectly owned beneficially and of record by such stockholder, such beneficial owner, if any, or any Associated Person, (ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise directly or indirectly owned beneficially by such stockholder, such beneficial owner and any Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (a "Derivative Instrument"), (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner and any Associated Person has a right to vote any shares of any security of the Corporation, (iv) any short interest in any security of the Corporation held, directly or indirectly, by such stockholder, such beneficial owner and any Associated Person (for purposes of this Section 1.4, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security ), (v) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner and any Associated Person that are separated or separable from the underlying shares of the Corporation, (vi) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such stockholder, such beneficial owner and any Associated Person is a general partner or manager or, directly or indirectly, beneficially owns an interest, and (vii) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner and any Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder and such beneficial owner's immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date); (C) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (D) a statement whether such stockholder or any other person known to the stockholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under the VSCA to carry the proposal or elect the nominee; and (E) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or propose such business specified in the notice from the floor of the meeting.

The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of such stockholder's intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting; and

(d)          Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board, or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.4 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.4. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons, as the case may be, for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by Section 1.4(b) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting, and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period, or extend any time period, for giving of a stockholder's notice as described above.

(e)          Notwithstanding anything in the Bylaws to the contrary:

(i)          No person shall be eligible for election by the stockholders as a director of the Corporation unless nominated in accordance with the procedures set forth in Section 1.4(b) and Section 1.4(c) (or Section 1.4(d) in the case of a special meeting of stockholders). The chairman at such meeting may, if the facts warrant, determine and declare to the meeting that the nomination was defective and not properly brought before the meeting in accordance with the provisions of Section 1.4(b) and Section 1.4(c) (or Section 1.4(d) in the case of a special meeting of stockholders), and if he should so determine, he shall declare to the meeting that such defective nomination shall be disregarded.

(f)          General.

(i)          Notwithstanding anything in the Bylaws to the contrary, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present proposed business or a nomination, such proposed business shall not be transacted and such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii)          For purposes of this Section 1.4, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(iii)          Notwithstanding the foregoing provisions of this Section 1.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.4.

(iv)          A stockholder must further update and supplement the notice required by this Section 1.4, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary not later than five business days after the record date for determining the stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than five business days prior to the date of the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof)).

Section 1.5          Quorum and Adjournment. A quorum at any meeting of stockholders shall be a majority of the shares issued and outstanding, having the power to vote at such meeting , being present in person or represented by proxy. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. Unless otherwise provided in the VSCA, the chairman of a meeting or a majority of the shares represented at the meeting, whether or not a quorum is present, may adjourn any meeting of stockholders, annual or special, at any time and for any reason, to reconvene at the same or some other place and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

Section 1.6          Postponement. The Board of Directors may, at any time prior to the holding of a meeting of stockholders, annual or special, and for any reason, postpone or reschedule such meeting upon public notice given prior to the time previously scheduled for such meeting of stockholders. The meeting may be postponed or rescheduled to such date, time and place as is specified in the notice of postponement or rescheduling of such meeting (duly provided in accordance with the VSCA).

Section 1.7          Procedure. At each meeting of stockholders, a chairman shall preside. The order of business and all other matters of procedure at every meeting of the stockholders shall be determined by the chairman who shall also have such other duties, powers and authority as may be prescribed elsewhere in these Bylaws. The foregoing notwithstanding, the Board of Directors may adopt by resolution such rules and procedures for the conduct of a meeting of stockholders to be followed by the chairman as it shall deem appropriate. The chairman position shall be filled by the Chairman of the Board of Directors or, in his or her absence, the Chief Executive Officer or, in his or her absence, the President or, in the absence of the foregoing persons, any director or officer of the Corporation designated by the Board of Directors.

Section 1.8          Conduct. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. Except to the extent inconsistent with any rules adopted by the Board of Directors, the chairman, whether or not a quorum is present or represented, shall have the right and authority to prescribe such rules and procedures and do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules or procedures, whether adopted by the Board of Directors or prescribed by the chairman, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly appointed proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) restrictions on the use of audio or video recording devices at the meeting; and (vi) limitations on the time allotted to questions or comments by participants.

Section 1.9          Voting.

(a)          At all meetings of the stockholders, each stockholder entitled to vote shall be entitled to vote either in person or by proxy duly appointed by an instrument in writing, subscribed by such stockholder or by his authorized attorney; at all meetings of the stockholders, each stockholder entitled to vote at such meeting shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation upon any date fixed as hereinafter provided.

(b)          Except as otherwise provided in the Articles of Incorporation or the VSCA, if a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1          Number. The business and affairs of the Corporation shall be managed and controlled by a Board of Directors which shall consist of not less than five nor more than 25 stockholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by the Board of Directors or by resolution of the stockholders at any meeting thereof. A director may be removed at any time with or without cause by a vote of the stockholders.

Section 2.2          Term of Office. Each director shall serve for the term of one year and until his successor shall have been duly chosen and qualified.

Section 2.3          Vacancies. In the event of a vacancy on the Board of Directors, the directors at the time in office, whether or not a quorum, may, by majority vote, choose a successor who shall serve as a director until the next annual meeting of stockholders. Vacancies resulting from the increase in the number of directors shall be filled in the same manner.

Section 2.4          Director Resignation Policy. If a nominee for director who is an incumbent director is not reelected in accordance with the voting requirements in the Articles of Incorporation and no successor has been elected at such meeting, the director must promptly tender his or her resignation in accordance with the Old Point Financial Corporation Director Resignation Policy.

ARTICLE III

DIRECTORS' MEETINGS

Section 3.1          Regular Meetings. Regular meetings of the Board of Directors shall be held annually, immediately following each annual meeting of stockholders, or within the next 30 days, for the purpose of electing officers and carrying on such other business as may properly come before such meeting, and, if necessary, immediately following each special meeting of stockholders to consider and act upon any matter which may properly come before such meeting. Any such meeting shall be held at the place where the stockholders' meeting was held, or other designated location. The Board of Directors may also adopt a schedule of additional meetings which shall be considered regular meetings, and such meetings shall be held at the time and place, within or without the Commonwealth of Virginia, as the Chairman of the Board or, in his absence, the President shall designate.

Section 3.2          Special Meetings. Special meetings of the Board of Directors shall be held on the call of the Chairman, the President, any three members of the Board of Directors or a majority of the Board of Directors at the principal office of the Corporation or at such other place as shall be designated.

Section 3.3          Telephone Meetings. The Board of Directors may participate in a meeting by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting. When such a meeting is conducted by means of conference telephone or similar communications equipment, a written record shall be made of the action taken at such meeting.

Section 3.4          Notice of Meetings. No notice need be given of regular meetings of the Board of Directors.

Notice of a special meeting of the Board of Directors shall be mailed to each director, addressed to him at his residence or usual place of business, at least two days prior to the date on which such meeting is to be held; or shall be sent addressed to him at such place by electronic transmission, or be delivered personally or by telephone, at least one day prior to the date on which such meeting is to be held. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, unless required by the Articles of Incorporation.

Section 3.5          Quorum; Required Vote. A majority of the directors then in office shall constitute a quorum for the transaction of business by the Board of Directors. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by law or these Bylaws.

Section 3.6          Waiver of Notice. Notwithstanding any other provisions of law, the Articles of Incorporation or these Bylaws, whenever notice of any meeting for any purpose is required to be given to any director, a waiver thereof in writing, signed by the person entitled to said notice, whether before or after the time stated therein, shall be the equivalent to the giving of such notice.

A director who attends a meeting shall be deemed to have had timely and proper notice of the meeting unless he attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.7          Actions by Directors Without Meeting. Any action required to be taken at a meeting of the directors, or any action which may be taken at a meeting of the directors, may be taken without a meeting if a consent in writing, setting forth the action, shall be signed either before or after such action by all of the directors. Such consent shall have the same force and effect as a unanimous vote.

ARTICLE IV

COMMITTEES OF DIRECTORS

Section 4.1          Executive Committee. The Board of Directors, by resolution adopted by a majority of the number of directors then in office in accordance with these Bylaws, may designate four or more directors to constitute an Executive Committee. A majority of the members of the Executive Committee shall constitute a quorum. The Executive Committee shall meet on the call of any of its members. Notice of any such meeting shall be given by mail, telephone, electronic transmission or other means by the close of business on the day before such meeting is to be held. The Executive Committee shall have and may exercise all of the authority of the Board of Directors except to approve (i) an amendment of the Articles of Incorporation; (ii) a plan of merger or consolidation; (iii) a plan of exchange under which the Corporation would be acquired; (iv) the sale, lease or exchange, or the mortgage or pledge for a consideration other than money, of all, or substantially all, the property and assets of the Corporation otherwise than in the usual and regular course of its business; (v) the voluntary dissolution of the Corporation; (vi) revocation of voluntary dissolution proceedings; (vii) any employee benefit plan involving the issuance of common stock; (viii) the compensation paid to a member of the Executive Committee; (ix) an amendment of these Bylaws; or (x) anything required to be approved by the Board by applicable law, regulation or exchange requirement.

Section 4.2          Audit Committee. The Board of Directors may appoint an Audit Committee consisting of not less than three directors, none of whom shall be officers, which Committee shall regularly review the adequacy of internal financial controls, review with the Corporation's independent public accountants the annual audit and other financial statements, and be responsible for the selection of the Corporation's independent public accountants.

To the extent the Audit Committee of the Board of Directors of The Old Point National Bank of Phoebus consists of individuals who are also directors of the Corporation and otherwise eligible, such Audit Committee may also serve as the Audit Committee for the Board of Directors of the Corporation.

Section 4.3          Other Committees. The Board of Directors may designate such other committees with limited authority as it may deem advisable.

Section 4.4          Telephone Meetings. Committees may participate in meetings by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting. When such meeting is conducted by means of a conference telephone or similar communications equipment, a written record shall be made of the action taken at such meeting.

Section 4.5          Actions by Committees Without Meetings. Any action which may be taken at a committee meeting, may be taken without a meeting if a consent in writing, setting forth the action, shall be signed either before or after such action by all of the members of the committee. Such consent shall have the same force and effect as a unanimous vote.

Section 4.6          Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of direction by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the current members of such committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee. Except to the extent that these Bylaws contain provisions to the contrary, in other respects each committee shall conduct its business in the same manner as the Board of Directors is required to conduct its business.

ARTICLE V

OFFICERS AND EMPLOYEES

Section 5.1          Chairman of the Board. The Board of Directors may appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. He shall preside at all meetings of the Board of Directors. The Chairman of the Board shall supervise the carrying out of the policies adopted or approved by the Board. He shall have general executive powers, as well as the specific powers conferred by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Section 5.2          President. The Board of Directors shall appoint one of its members to be President of the Corporation. In the absence of the Chairman, he shall preside at any meeting of the Board. The President shall have general executive powers and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the Office of President or imposed by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Section 5.3          Vice President. The Board of Directors may appoint one or more Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to him by the Board of Directors. One Vice President shall be designated by the Board of Directors, in the absence of the President, to perform all the duties of the President.

Section 5.4          Secretary. The Board of Directors shall appoint a Secretary or other designated officer who shall be Secretary of the Board and of the Corporation, and shall keep accurate minutes of all meetings. He shall attend to the giving of all notices required by these Bylaws to be given. He shall be custodian of the corporate seal, records, documents and papers of the Corporation. He shall provide for the keeping of proper records of all transactions of the Corporation. He shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the Office of Secretary or imposed by these Bylaws. He shall also perform such other duties as may be assigned to him, from time to time, by the Board of Directors.

Section 5.5          Other Officers. The Board of Directors may appoint such other officers as from time to time may appear to the Board of Directors to be required or desirable to transact the business of the Corporation. Such officers shall respectively exercise such powers and perform such duties as to pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board of Directors, the Chairman of the Board, or the President.

Section 5.6          Clerks and Agents. The Board of Directors may appoint, from time to time, such clerks, agents and employees as it may deem advisable for the prompt and orderly transaction of the business of the Corporation, define their duties, fix the salaries to be paid to them and dismiss them. Subject to the authority of the Board of Directors, the President, or any other officer of the Corporation authorized by him, may appoint and dismiss all or any clerks, agents and employees and prescribe their duties and the conditions of their employment, and from time to time fix their compensation.

Section 5.7          Tenure of Office. The President shall hold his office for the current year for which the Board of which he shall be a member was elected, unless he shall resign, become disqualified, or be removed; and any vacancy occurring in the Office of President shall be filled promptly by the Board of Directors.

ARTICLE VI

CAPITAL STOCK

Section 6.1          Shares. Shares of the Corporation may but need not be represented by certificates.

When shares are represented by certificates, the Corporation shall issue such certificates, in such form as shall be required by the VSCA and as determined by the Board, to every stockholder for the fully paid shares owned by such stockholder. Each certificate shall be signed by, or shall bear the facsimile signature of, the Chief Executive Officer, the Chairman of the Board, the President or a Vice President and the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Corporation and may (but need not) bear the corporate seal of the Corporation or its facsimile. All certificates for the Corporation's shares shall be consecutively numbered or otherwise identified.

The name and address of the person to whom shares (whether or not represented by a certificate) are issued, with the number of shares and date of issue, shall be entered on the share transfer books of the Corporation. Such information may be stored or retained on discs, tapes, cards or any other approved storage device relating to data processing equipment; provided that such device is capable of reproducing all information contained therein in legible and understandable form, for inspection by stockholders or for any other corporate purpose.

When shares are not represented by certificates, then within a reasonable time after the issuance or transfer of such shares, the Corporation shall send the stockholder to whom such shares have been issued or transferred a written statement of the information required by the VSCA to be included on certificates.

Section 6.2          Stock Transfer Books and Transfer of Shares. The Corporation, or its designated transfer agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each stockholder of record, together with such stockholder's address and the number and class or series of shares held by such stockholder. Shares of stock of the Corporation shall be transferable on the stock transfer books of the Corporation by the holder in person or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or the transfer agent, but, except as hereinafter provided in the case of loss, destruction or mutilation of certificates, no transfer of stock shall be entered until the previous certificate, if any, given for the same shall have been surrendered and canceled. Transfer of shares of the Corporation represented by certificates shall be made on the stock transfer books of the Corporation only upon surrender of the certificates for the shares sought to be transferred by the holder of record thereof or by such holder's duly authorized agent, transferee or legal representative, who shall furnish proper evidence of authority to transfer with the Secretary of the Corporation or its designated transfer agent or other agent. All certificates surrendered for transfer shall be canceled before new certificates (or uncertificated shares) for the transferred shares shall be issued. Upon the receipt of proper transfer instructions from the holder of record of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded upon the books of the Corporation. Except as otherwise provided by law, no transfer of shares shall be valid as against the Corporation, its stockholders or creditors, for any purpose, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 6.3          Holder of Record. Except as otherwise required by the VSCA, the Corporation may treat the person in whose name shares of stock of the Corporation (whether or not represented by a certificate) stand of record on its books or the books of any transfer agent or other agent designated by the Board as the absolute owner of the shares and the person exclusively entitled to receive notification and distributions, to vote, and to otherwise exercise the rights, powers and privileges of ownership of such shares.

Section 6.4          Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than 70 days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. If no record date is fixed for the determination of stockholders entitled to notice of, or to vote at, a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 6.5          Lost, Destroyed or Mutilated Certificates. In case of loss, destruction or mutilation of any certificate of stock, another certificate (or uncertificated shares) may be issued in its place upon proof of such loss, destruction or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board may direct; provided that a new certificate (or uncertificated shares) may be issued without requiring any bond when, in the judgment of the Board, it is proper so to do.

Section 6.6          Transfer Agent and Registrar; Regulations. The Corporation may, if and whenever the Board so determines, maintain in the Commonwealth of Virginia or any other state of the United States, one or more transfer offices or agencies and also one or more registry offices which offices and agencies may establish rules and regulations for the issue, transfer and registration of certificates. No certificates for shares of stock of the Corporation in respect of which a transfer agent and registrar shall have been designated shall be valid unless countersigned by such transfer agent and registered by such registrar. The Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares represented by certificates and shares without certificates.

Section 6.7          Recognition of Other Stock Certificates. The Corporation will recognize as its own common stock certificates those stock certificates representing shares of common stock of The Old Point National Bank of Phoebus, which certificates have not been heretofore exchanged for certificates representing shares of common stock of the Corporation.

ARTICLE VII

AMENDMENTS

Section 7.1          New Bylaws and Alterations. These Bylaws may be amended or repealed and new Bylaws may be made at any regular or special meeting of the Board of Directors by the vote of a majority thereof. However, Bylaws made by the Board of Directors may be repealed or changed and new Bylaws may be made by the stockholders and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the directors.

ARTICLE VIII

CORPORATE SEAL

Section 8.1          The President, any Vice President, the Secretary or any Assistant Secretary, or other officer thereunto designated by the Board of Directors, shall have the authority to affix the corporate seal to any document requiring such seal, and to attest the same. Such seal shall be circular in form and shall bear the name of the Corporation.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1          Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 9.2          Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the Corporation by the Chairman of the Board, or the President, or any Vice President, or the Secretary. Any such instruments may also be executed, acknowledged, verified, delivered or accepted on behalf of the Corporation in such other manner and by such other officers as the Board of Directors may from time to time direct. The provisions of this Section 9.2 are supplementary to any other provision of these Bylaws.

Section 9.3          Records. The Articles of Incorporation, the Bylaws and the proceedings of all meetings of the stockholders, the Board of Directors, and standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary or other officer appointed to act as Secretary of the meeting.

ARTICLE X

EMERGENCY BYLAWS

Section 10.1          Effect. The provision of this Article X shall be effective during any emergency resulting from an attack on the United States or any nuclear, atomic or similar disaster (hereinafter called an "Emergency").

Section 10.2          Board of Directors. During an Emergency, the director or directors in attendance at a meeting shall constitute a quorum. A meeting of the Board of Directors may be called by any director or officer of the Corporation. Notice of any meeting during an Emergency may be given only to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio. If no director is present, the three most senior officers of the Corporation, as hereinafter defined, present shall be deemed directors for the purpose of such meeting and shall have all of the authority of the Board of Directors. As used in this Article, officers shall take seniority as follows:

President
Executive Vice President	(if the Board of Directors has elected such an officer)
Senior Vice President	(if the Board of Directors has elected such an officer)
First Vice President	(if the Board of Directors has elected such an officer)
Vice President	(if the Board of Directors has elected such an officer)
Assistant Vice President	(if the Board of Directors has elected such an officer)
Secretary

Within each officer class, officers shall take seniority on the basis of length of service in such office or, in the event of equality, length of service as an officer of the Corporation.

Section 10.3          Executive Authority. The Board of Directors shall provide lines of succession of executive authority which, until altered by the Board of Directors either before or during an Emergency, shall be effective during an Emergency.

Section 10.4          Operations. It shall be the duty of the senior officer present at each office of the Corporation during an Emergency when communication with the President is impractical, and he is hereby authorized, to take such action as he shall think necessary or desirable to protect the assets of the Corporation and provide service to its customers.

Section 10.5          Indemnity. No officer, director or employee acting in accordance with this Article shall be liable except for willful misconduct.

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

Section 11.1          Forum. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia (Norfolk or Newport News Division)or, in the event that court lacks jurisdiction to hear such action, the Hampton Circuit Court shall be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action arising, or asserting a claim arising, pursuant to any provision of the VSCA or any provision of the Articles of Incorporation or these Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or these Bylaws, in each case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provision of this Article XI.

As amended and restated by the Board of Directors, August 9, 2016.